                                                                   EXHIBIT 99.1


          NEWFIELD REPORTS FOURTH QUARTER AND FULL-YEAR 2003 RESULTS**

FOR IMMEDIATE RELEASE

      HOUSTON - (FEBRUARY 11, 2004) -- NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced financial and operating results for the fourth quarter and full-year 2003. A 2004 capital budget of $600 million (excluding acquisitions) also was announced, as well as financial and operational guidance for the first quarter of 2004. The Company will hold a conference call at 8:30 a.m. CST on Thursday, February 12, 2004. To participate in the call, please visit the Company's web site at www.newfld.com.

HIGHLIGHTS INCLUDE:

      o Increased 2003 production volumes 21%. Production growth due to a combination of acquisitions and drilling success.

      o Replaced 163% of 2003 production with the addition of 359 Bcfe of new reserves. Approximately 108% of 2003 production was replaced through discoveries and extensions. Reserves increased to 1.32 trillion cubic feet equivalent (Tcfe). Asset diversification continued, with about 59% of the Company's total reserves now located onshore and 41% in the Gulf of Mexico.

      o Drilled 200 total wells within a risk/reward-balanced portfolio. Drilled a record 69 wells in the Onshore Gulf Coast region and 95 wells in the Mid-Continent.

      o Announced the Company's first deepwater discovery in the Gulf of Mexico with the Rigel Field and signed a joint venture agreement to develop the deepwater Glider Field.

      o Gained momentum in international program. Acquired first assets in UK North Sea and was awarded license area in Southern Gas Basin. In China's Bohai Bay, successful appraisal drilling was conducted in two oil fields. Newfield believes the fields are commercial and is working on the required development plan filings with the Chinese government.

      o Announced 2004 capital budget of $600 million. The program includes a record $230 million for exploration. Drilling plans include 25-35 wells in the Gulf of Mexico (including 6-8 deep shelf wells and 3-4 in deepwater), 45-70 wells onshore Gulf Coast, a record 160 wells in the Mid-Continent and 4-6 wells internationally.

      Newfield President and CEO David A. Trice said, "We made great strides in 2003 as we continued to diversify our asset base and execute our strategy. We once again replaced our production with the addition of new reserves. Importantly, our prospecting and drilling efforts in 2003 set up a solid inventory of prospects for 2004. Our 2004 drilling inventory offers more reserve exposure than we have ever had at Newfield. Our exploration efforts have grown and we will invest a record amount to test impact prospects along the Gulf Coast, in deepwater, in the deep shelf and internationally. We enter 2004 with financial strength underpinned by an attractive hedging position and a portfolio that is expected to provide another year of growth in reserves and production."

FOURTH QUARTER 2003 FINANCIAL RESULTS

      For the fourth quarter of 2003, Newfield reported net income from continuing operations of $40.2 million, or $0.71 per share (all per share amounts are on a diluted basis). Stated without the effect of a $6.8 million ($4.4 million after-tax), or $0.08 per share, charge related to unrealized commodity derivative transactions (SFAS 133), net income for the fourth quarter of 2003 was $44.6 million, or $0.79 per share. Earnings in the quarter were negatively impacted by an adjustment to the Company's accrual for estimated deferred income tax expense. As a result, the effective tax rate for the fourth quarter was 44%. Revenues in the fourth quarter of 2003 were $245 million. Net cash provided by continuing operating activities before changes in operating assets and liabilities was $195.4 million in the fourth quarter of 2003. See Explanation and Reconciliation of Non-GAAP Financial Measures.

      This compares to net income from continuing operations in the fourth quarter of 2002 of $28.8 million, or $0.59 per share. Stated without the effect of a $3.7 million ($2.4 million after-tax), or $0.04 per share, charge related to unrealized commodity derivative transactions (SFAS 133), net income from continuing operations for the fourth quarter of 2002 was $31.2 million, or $0.63 per share. Including income from discontinued operations, net income in the fourth quarter of 2002 was $31.9 million, or $0.65 per share. Revenues for the fourth quarter of 2002 were $189 million. Net cash provided by continuing operating activities before changes in operating assets and liabilities was $125.2 million in the fourth quarter of 2002. See Explanation and Reconciliation of Non-GAAP Financial Measures.

FOURTH QUARTER 2003 PRODUCTION

      Newfield's production in the fourth quarter of 2003 was 55.1 Bcfe, a 13% increase over fourth quarter 2002 production of 48.6 Bcfe, which includes production from discontinued operations of 2.3 Bcfe. The following tables detail production and average realized prices from continuing operations for the fourth quarters of 2003 and 2002.

                                                    4Q03        4Q02    % CHANGE
                                                    ----        ----    --------
      Natural gas (Bcf)                             46.1        38.2       21%
      Oil and condensate production (MMBbls)        1.49        1.37        9%
        Total Production (Bcfe)                     55.1        46.3       19%

FOURTH QUARTER AVERAGE REALIZED PRICES+

                                                     4Q03         4Q02     % CHANGE
                                                    ------       ------    --------
      Natural gas (per Mcf)                         $ 4.39       $ 3.98       10%
      Oil and condensate (per Bbl)                  $27.47       $26.21        5%
        Natural gas equivalent (per Mcfe)           $ 4.42       $ 4.05        9%

--------------------------------------------------------------------------------
+Prices shown are net of all applicable transportation expenses, which reduced the realized price of natural gas by $0.02 per Mcf for the fourth quarters of 2003 and 2002. The realized price of oil and condensate was reduced by $0.27 and $0.32 per barrel for the fourth quarters of 2003 and 2002, respectively. Average realized prices include the effects of hedging.

      Stated on a unit of production basis, Newfield's lease operating expense
(LOE) in the fourth quarter of 2003 was $0.61 per Mcfe, slightly higher than LOE from continuing operations of $0.59 in the same period of 2002. Production taxes in the fourth quarter of 2003 increased to $0.12 per Mcfe compared to production taxes from continuing operations of $0.05 per Mcfe in the same period of 2002. DD&A expense, stated on a unit of production basis, in the fourth quarter of 2003 was $1.84 per Mcfe compared to DD&A expense from continuing operations of $1.71 per Mcfe in the fourth quarter of 2002. G&A expense (including stock compensation) in the fourth quarter of 2003 was $0.28 per Mcfe compared to G&A expense from continuing operations of $0.36 per Mcfe in the same period of 2002. G&A expense in the fourth quarter of 2003 is net of capitalized direct internal costs of $6.3 million compared to $1.9 million in the fourth quarter of 2002.

      Capital expenditures in the fourth quarter of 2003 were $165.6 million.

FULL-YEAR 2003 FINANCIAL RESULTS

      For 2003, Newfield reported net income from continuing operations of $210.9 million, or $3.77 per share, on revenues of $1.0 billion. The following items negatively impacted earnings from continuing operations during 2003:

      o a $10.0 million one-time charge was recorded in the first quarter of 2003 ($6.5 million after-tax), in connection with the unwind of the gas forward sales obligation inherited through the acquisition of EEX in late 2002; and

      o the redemption of all outstanding 6 1/2% convertible trust preferred securities (QUIPS), in the second quarter of 2003 resulted in a $10.5 million charge ($6.8 million after-tax), approximately $6.5 million of which was redemption premium paid to the holders and the remainder was the write-off of unamortized issuance costs paid at the time of the initial offering of the securities in 1999.

      Including the loss from discontinued operations (see Discontinued Operations discussion below) and the gain from the cumulative effect of the adoption of SFAS 143, net income was $199.5 million, or $3.57 per share for 2003. Net cash provided by continuing operating activities before changes in operating assets and liabilities in 2003 was $734.3 million. See Explanation and Reconciliation of Non-GAAP Financial Measures.

      For 2002, Newfield reported net income from continuing operations of $68.7 million, or $1.51 per share, on revenues of $626.8 million. Including income from discontinued operations, net income was $73.8 million, or $1.61 per share, for 2002. Net cash provided by continuing operating activities before changes in operating assets and liabilities in 2002 was $397.5 million. See Explanation and Reconciliation of Non-GAAP Financial Measures.

2003 PRODUCTION

      Newfield's production for 2003, including production from discontinued operations, was 21% above 2002 levels. Including production from discontinued operations the Company produced 223.5 Bcfe in 2003 compared to 184.1 Bcfe in 2002. The following tables detail production and average realized prices from continuing operations for 2003 and 2002:

                                                    2003         2002         % CHANGE
                                                   ------       ------        --------
      Natural gas (Bcf)                             184.2        144.7           27%
      Oil and condensate production (MMBbls)         6.05         5.23           16%
        Total Production (Bcfe)                     220.6        176.1           25%

2003 AVERAGE REALIZED PRICES+

                                                     2003         2002     % CHANGE
                                                    ------       ------    --------
      Natural gas (per Mcf)                         $ 4.58       $ 3.42       34%
      Oil and condensate (per Bbl)                  $27.65       $24.21       14%
            Natural gas equivalent (per Mcfe)       $ 4.58       $ 3.53       30%

--------------------------------------------------------------------------------
+Prices shown are net of all applicable transportation expenses, which reduced the realized price of natural gas by $0.02 per Mcf and $0.03 per Mcf for the years ended 2003 and 2002, respectively. The realized price of oil and condensate was reduced by $0.34 and $0.35 per barrel for the years ended 2003 and 2002, respectively. Average realized prices include the effects of hedging.

      Stated on a unit of production basis, Newfield's LOE from continuing operations in 2003 was $0.54 per Mcfe compared to 2002 LOE of $0.52 per Mcfe. Production taxes from continuing operations in 2003 increased to $0.14 per Mcfe compared to $0.08 per Mcfe in 2002. DD&A expense from continuing operations in 2003, stated on a unit of production basis, was $1.79 per Mcfe compared to $1.68 per Mcfe in 2002. G&A expense from continuing operations (including stock compensation) in 2003 was $0.28 per Mcfe compared to $0.31 per Mcfe in 2002. G&A expense in 2003 is net of capitalized direct internal costs of $26.7 million compared to $7.0 million in 2002.

DISCONTINUED OPERATIONS

      During the third quarter of 2003, the Company sold Newfield Exploration Australia Ltd., which owned all of Newfield's properties in Australia. As a result of the sale, Newfield recognized an after-tax loss of $9.9 million, or about $0.18 per share. In addition to this loss, the loss from discontinued operations also included a second quarter 2003 ceiling test writedown of producing assets of $7.3 million ($5.1 million after-tax).

FINDING AND DEVELOPMENT COSTS

      United States: Newfield added 356 Bcfe with its core domestic program (excluding property sales of 3 Bcfe), replacing 161% of 2003 production. Total domestic investment in 2003 was $631 million, including acquisitions. Approximately $66 million was spent on seismic data and leasehold acquisition.

      International: Newfield invested $16 million in international operations in 2003. Approximately $9 million was invested in North Sea activities and approximately $5 million was spent on the appraisal of two oil fields in China's Bohai Bay.

RESERVE REPLACEMENT AND PROVED RESERVES

      During 2003, Newfield's worldwide reserve replacement was 163% of production from continuing operations of 220.6 Bcfe. The Company's reserve replacement in 2002 was 255% of total production. 2003 marks the 14th consecutive year that Newfield has more than replaced annual production with proved reserves.

      At the end of 2003, Newfield had proved reserves of 1.32 Tcfe, which is net of the impact of property sales of approximately 24 Bcfe (21 Bcfe of which relates to discontinued operations in Australia). Proved reserves at year-end 2003 increased 9% over 2002 proved reserves of 1.21 Tcfe. At year-end 2003, Newfield's reserves were 83% natural gas compared to 81% natural gas at year-end 2002. Only 13% of Newfield's proved reserves are "proved undeveloped," among the lowest percentage in the industry.

EXPLANATION AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

      Earnings stated without the effect of unrealized commodity derivative transactions (SFAS 133), a non-GAAP financial measure, exclude certain items that affect the comparability of operating results. Earnings without the effect of these items are presented because the timing and amount of these items cannot be reasonably estimated and because earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

      Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities from continuing operations before changes in operating assets and liabilities to net cash provided by operating activities from continuing operations is shown below:

                                                                4Q03                    4Q02
                                                               -------                 -------
Net cash provided by operating activities
     from continuing operations                                $ 200.7                 $ 106.4
   LESS: (Increase) decrease in operating assets
     and liabilities                                               5.3                   (18.8)
Net cash provided by operating activities
   from continuing operations before changes in
   operating assets and liabilities                            $ 195.4                 $ 125.2

                                                                YTD03                   YTD02
                                                               -------                 -------
Net cash provided by operating activities
     from continuing operations                                $ 659.2                 $ 383.3
   LESS: (Increase) decrease in operating assets
     and liabilities                                             (75.1)                  (14.2)
Net cash provided by operating activities
   from continuing operations before changes
   in operating assets and liabilities                         $ 734.3                 $ 397.5


2004 PLANNED CAPITAL SPENDING

      Newfield announced a 2004 capital budget of $600 million, excluding acquisitions. A record $230 million is being allocated to exploration. Development spending is expected to be about $315 million.

2004 ESTIMATES

      Below are production estimates for the full-year 2004 and estimates for significant operating and financial data for the first quarter of 2004. Although the Company believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information at the end of this release.

      2004 PRODUCTION As previously announced, Newfield expects its 2004 production to be in the range of 225 - 235 Bcfe, an increase of 2 - 5% over 2003 production of 220.6 Bcfe.

      About 50% of the Company's production in 2004 is expected to come from the Gulf of Mexico. About 30-35% of total production in 2004 is expected to come from the onshore Gulf Coast region. The Mid-Continent region accounts for 15-20% of expected 2004 production.

FIRST QUARTER 2004 ESTIMATES

      NATURAL GAS PRODUCTION AND PRICING The Company's natural gas production in the first quarter of 2004 is expected to be 44 - 48 Bcf (480 - 530 MMcf/d). The price the Company receives for natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

      CRUDE OIL PRODUCTION AND PRICING Oil production in the first quarter of 2004 is expected to be 1.3 - 1.5 million barrels (14,800 - 16,500 BOPD). The price the Company receives for Gulf Coast production has typically averaged about $2 below the NYMEX West Texas Intermediate (WTI) price. Oil production from the Mid-Continent has typically sold at a $1.00 - $1.50 per barrel discount to WTI. Hedging gains or losses will affect price realizations.

      LEASE OPERATING AND OTHER EXPENSES LOE is expected to be $31 - $35 million ($0.60 - $0.66 per Mcfe) in the first quarter of 2004. Production taxes in the first quarter of 2004 are expected to be $10 - $11 million ($0.20 - $0.22 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

      GENERAL AND ADMINISTRATIVE EXPENSE G&A expense for the first quarter of 2004 is expected to be $15 - $17 million ($0.28 - $0.30 per Mcfe), net of capitalized direct internal costs. Capitalized G&A expense is expected to be $6
- $8 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on net income.

      INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the first quarter of 2004 is expected to be $5 - $6 million ($0.09 - $0.10 per Mcfe). Current borrowings under the Company's bank facilities are $85 million. The remainder of long-term debt consists of three separate issuances of notes that in the aggregate total $550 million in principal amount. Capitalized interest for the first quarter of 2004 is expected to be about $6 - $7 million.

      INCOME TAXES Including both current and deferred taxes, Newfield expects its consolidated income tax rate in the first quarter of 2004 to be about 35 - 38%. About 45% of the tax provision is expected to be deferred.

      The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield's web page at http://www.newfld.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

      Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. We rely on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Our areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

**Certain of the statements set forth in this release regarding planned capital expenditures, drilling plans, the commerciality and development of discoveries in China and estimated or anticipated full year 2004 production volumes and first quarter results and production volumes are forward-looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081
www.newfld.com                                                   info@newfld.com


                                       ###

CONSOLIDATED STATEMENT OF INCOME                                            FOR THE                             FOR THE
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)                        THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                           DECEMBER 31,                        DECEMBER 31,
                                                                  -----------------------------       -----------------------------
                                                                      2003              2002              2003              2002
                                                                  -----------       -----------       -----------       -----------
OIL AND GAS REVENUES                                              $   244,879       $   188,909       $ 1,016,986       $   626,835
                                                                  -----------       -----------       -----------       -----------
OPERATING EXPENSES:
   Lease operating                                                     33,483            27,471           119,290            90,768
   Production and other taxes                                           6,578             2,276            31,737            13,285
   Transportation                                                       1,313             1,331             6,359             5,708
   Depreciation, depletion and amortization                           101,294            79,116           394,701           295,054
   General and administrative (1)                                      15,628            16,596            61,636            54,363
   Gas sales obligation settlement and redemption of securities            --                --            20,475                --
                                                                  -----------       -----------       -----------       -----------
       TOTAL OPERATING EXPENSES                                       158,296           126,790           634,198           459,178
                                                                  -----------       -----------       -----------       -----------

INCOME FROM OPERATIONS                                                 86,583            62,119           382,788           167,657

OTHER INCOME (EXPENSES):
   Interest expense                                                   (12,778)          (13,171)          (57,803)          (34,515)
   Capitalized interest                                                 4,215             2,286            15,943             8,839
   Dividends on preferred securities of
     Newfield Financial Trust I                                            --            (2,336)           (4,581)           (9,344)
   Unrealized commodity derivative expense*                            (6,825)           (3,670)           (6,102)          (29,147)
   Other                                                                  418               536             1,374             4,485
                                                                  -----------       -----------       -----------       -----------
                                                                      (14,970)          (16,355)          (51,169)          (59,682)
                                                                  -----------       -----------       -----------       -----------
INCOME FROM CONTINUING OPERATIONS BEFORE
    INCOME TAXES                                                       71,613            45,764           331,619           107,975

Income tax provision                                                   31,459            16,967           120,713            39,229
                                                                  -----------       -----------       -----------       -----------
INCOME FROM CONTINUING OPERATIONS                                      40,154            28,797           210,906            68,746
Income (loss) from discontinued operations, net of tax                     --             3,083           (16,992)            5,101
                                                                  -----------       -----------       -----------       -----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
     ACCOUNTING PRINCIPLE                                              40,154            31,880           193,914            73,847
Cumulative effect of change in accounting principle, net of tax**          --                --             5,575                --
                                                                  -----------       -----------       -----------       -----------
NET INCOME                                                        $    40,154       $    31,880       $   199,489       $    73,847
                                                                  ===========       ===========       ===========       ===========
EARNINGS PER SHARE:
   BASIC
     Income from continuing operations                            $      0.72       $      0.61       $      3.88       $      1.52
       Income (loss) from discontinued operations                          --              0.07             (0.31)             0.12
     Cumulative effect of change in accounting principle,
           net of tax**                                                    --                --              0.10                --
                                                                  -----------       -----------       -----------       -----------
     Net income                                                   $      0.72       $      0.68       $      3.67       $      1.64
                                                                  ===========       ===========       ===========       ===========
   DILUTED
     Income from continuing operations                            $      0.71       $      0.59       $      3.77       $      1.51
       Income (loss) from discontinued operations                          --              0.06             (0.30)             0.10
     Cumulative effect of change in accounting principle,
            net of tax**                                                   --                --              0.10                --
                                                                  -----------       -----------       -----------       -----------
     Net income                                                   $      0.71       $      0.65       $      3.57       $      1.61
                                                                  ===========       ===========       ===========       ===========

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR BASIC EARNINGS PER SHARE                                      56,069            47,227            54,347            45,096
WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR DILUTED EARNINGS PER SHARE                                    56,643            51,713            56,744            49,589

----------
(1) Includes stock compensation of $944 and $735 for the three months ended December 31, 2003 and 2002, respectively and $3,059 and $2,801 for the year ended December 31, 2003 and 2002, respectively.
*   Associated with SFAS 133.
**  Associated with the adoption of SFAS 143.

PRODUCTION DATA FROM CONTINUING OPERATIONS           FOR THE                      FOR THE
                                                THREE MONTHS ENDED          TWELVE MONTHS ENDED
                                                   DECEMBER 31,                 DECEMBER 31,
                                              ----------------------      ----------------------
                                                2003          2002          2003          2002
                                              --------      --------      --------      --------
Average daily production:
     Oil and condensate (Bbls)                 16,230        14,846        16,586        14,325
     Gas (Mcf)                                  501.3         414.7         504.7         396.4
Average realized price:
     Oil and condensate (Bbls)                $ 27.47       $ 26.21       $ 27.65       $ 24.21
     Gas (Mcf)                                $  4.39       $  3.98       $  4.58       $  3.42

CONSOLIDATED BALANCE SHEET                           DECEMBER 31,       DECEMBER 31,
(UNAUDITED, IN THOUSANDS OF DOLLARS)                    2003               2002
                                                     ------------       ------------
ASSETS
Current assets:
   Cash & cash equivalents                           $    15,347        $    33,798
   Accounts receivable, oil and gas                      134,774            125,670
   Inventories                                               553              1,260
   Derivative assets *                                    13,786              2,655
   Deferred taxes                                         12,893             13,023
   Other current assets                                   61,563             30,788
   Assets of discontinued operations                          --             31,633
                                                     -----------        -----------
       Total current assets                              238,916            238,827
                                                     -----------        -----------

Oil and gas properties, net (full cost method)         2,418,500          1,986,912
Floating production system and pipelines                  35,000             35,000
Furniture, fixtures and equipment, net                     5,875              7,317
Derivative assets *                                        2,223              4,439
Other assets                                              16,197             19,387
Goodwill                                                  16,378                 --
Assets of discontinued operations                             --             23,871
                                                     -----------        -----------
       Total assets                                  $ 2,733,089        $ 2,315,753
                                                     ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $   255,522        $   246,197
Derivative liabilities*                                   44,696             49,610
                                                     -----------        -----------
       Total current liabilities                         300,218            295,807
                                                     -----------        -----------

Other liabilities                                         13,203             15,949
Derivative liabilities *                                  13,244             10,610
Long-term debt                                           643,459            709,615
Asset retirement obligation **                           151,548                 --
Deferred taxes                                           242,839            124,777
Liabilities of discontinued operations                        --              5,559
                                                     -----------        -----------
       Total long-term liabilities                     1,064,293            866,510
                                                     -----------        -----------

Company-obligated, mandatorily redeemable,
  convertible preferred securities of Newfield
  Financial Trust I                                           --            143,750
Minority interest                                             --                455

STOCKHOLDERS' EQUITY
Common stock                                                 571                526
Additional paid-in capital                               796,256            636,317
Treasury stock                                           (26,679)           (26,213)
Unearned compensation                                    (10,912)            (6,479)
Accumulated other comprehensive income (loss)
   Foreign currency translation adjustment                   851             (3,888)
   Commodity derivatives *                               (26,428)           (27,295)
   Minimum pension liability                                (833)                --
Retained earnings                                        635,752            436,263
                                                     -----------        -----------
   Total stockholders' equity                          1,368,578          1,009,231
                                                     -----------        -----------
   Total liabilities and stockholders' equity        $ 2,733,089        $ 2,315,753
                                                     ===========        ===========

----------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.

CONSOLIDATED STATEMENT OF                                          FOR THE                               FOR THE
CASH FLOWS                                                    THREE MONTHS ENDED                   TWELVE MONTHS ENDED
(UNAUDITED, IN THOUSANDS OF DOLLARS)                             DECEMBER 31,                          DECEMBER 31,
                                                        ------------------------------        ------------------------------
                                                           2003               2002               2003               2002
                                                        -----------        -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                           $    40,154        $    31,880        $   199,489        $    73,847
    (Income) loss from discontinued operations,
        net of tax                                               --             (3,083)            16,992             (5,101)
   Depreciation, depletion and amortization                 101,294             79,116            394,701            295,054
   Gas sales obligation settlement and redemption
        of securities                                            --                 --             20,475                 --
   Stock compensation                                           944                735              3,059              2,801
   Unrealized derivative expense *                            6,825              3,670              6,102             29,147
   Deferred taxes                                            46,153             12,906             99,066              1,727
   Cumulative effect of change in
        accounting principle **                                  --                 --             (5,575)                --
                                                        -----------        -----------        -----------        -----------
                                                            195,370            125,224            734,309            397,475
   Changes in operating assets and liabilities                5,282            (18,825)           (75,142)           (14,218)
                                                        -----------        -----------        -----------        -----------
     Net cash provided by continuing activities             200,652            106,399            659,167            383,257
     Net cash provided by discontinued activities                --              1,695             10,339             20,202
                                                        -----------        -----------        -----------        -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES             200,652            108,094            669,506            403,459
                                                        -----------        -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of business, net of cash acquired                 1,585           (204,411)           (90,157)          (204,411)
   Proceeds from sale of business                                --                 --              9,678                 --
   Additions to oil and gas properties                     (172,256)           (77,428)          (530,898)          (295,004)
   Additions to furniture, fixtures and equipment              (593)              (374)            (3,331)            (2,401)
                                                        -----------        -----------        -----------        -----------
     Net cash used in continuing activities                (171,264)          (282,213)          (614,708)          (501,816)
     Net cash used in discontinued activities                    --                (65)            (3,085)           (16,297)
                                                        -----------        -----------        -----------        -----------
      NET CASH USED IN INVESTING ACTIVITIES                (171,264)          (282,278)          (617,793)          (518,113)
                                                        -----------        -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings under
       credit arrangements                                  283,500            164,700          1,569,000            654,700
   Repayments of borrowings under
       credit arrangements                                 (329,500)          (189,700)        (1,510,000)          (747,700)
   Proceeds from issuances of common stock                    7,157              1,957            149,304              7,787
   Purchases of treasury stock                                  (63)               (53)              (465)              (419)
   Proceeds from issuance of senior subordinated
       notes                                                     --            247,920                 --            247,920
   Repurchase of secured notes                                   --                 --            (63,068)                --
   Repayments of secured notes                                   --            (23,586)           (11,215)           (23,586)
   Deliveries under the gas sales obligation                     --             (1,672)            (8,442)            (1,672)
   Gas sales obligation settlement                               --                 --            (62,017)                --
   Redemption of trust preferred securities                      --                 --           (148,449)                --
                                                        -----------        -----------        -----------        -----------
    Net cash provided by (used in) continuing
         activities                                         (38,906)           199,566            (85,352)           137,030
    Net cash provided by (used in) discontinued
          activities                                             --                 --                 --                 --
                                                        -----------        -----------        -----------        -----------
     NET CASH PROVIDED BY (USED IN)
       FINANCING ACTIVITIES                                 (38,906)           199,566            (85,352)           137,030
                                                        -----------        -----------        -----------        -----------
Effect of exchange rate changes on cash
  and cash equivalents                                         (105)              (178)                88                (88)
                                                        -----------        -----------        -----------        -----------

Increase (decrease) in cash and cash equivalents             (9,623)            25,204            (33,551)            22,288
Cash and cash equivalents from continuing
  operations, beginning of period                            24,970              9,761             33,798              8,668
Cash and cash equivalents from discontinued
  operations, beginning of period                                --             13,933             15,100             17,942
                                                        -----------        -----------        -----------        -----------
Cash and cash equivalents, end of period                $    15,347        $    48,898        $    15,347        $    48,898
                                                        ===========        ===========        ===========        ===========

----------
*  Associated with SFAS 133.
** Associated with the adoption of SFAS 143.